Exhibit 5.1

600 Travis, Suite 4200
Houston, Texas 77002
713.220.4200 Phone
713.220.4285 Fax
andrewskurth.com

April 4, 2008

NuStar Energy L.P.
NuStar Logistics, L.P.
2330 N. Loop 1604 West
San Antonio, Texas 78248

Ladies and Gentlemen:

We have acted as special counsel in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (SEC File 333-143095) on Form S-3 ASR filed by NuStar Energy L.P., a Delaware limited partnership (“NuStar Energy”), NuStar Logistics, L.P., a Delaware limited partnership (“NuStar Logistics”), and NuStar Pipeline Operating Partnership L.P. (formerly known as Kaneb Pipeline Operating Partnership, L.P.) (“NPOP”), under the Securities Act of 1933, as amended (the “Act”), on May 18, 2007 (the “Registration Statement”), for the purpose of registering under the Act, among other securities, debt securities of NuStar Logistics and (ii) the preparation of a prospectus supplement dated April 1, 2008 (the “Prospectus Supplement”) in connection with the offer and sale (the “Offering”) of $350,000,000 aggregate principal amount of NuStar Logistics’ 7.65% Senior Notes due 2018 (the “Notes”). The Notes are to be fully and unconditionally guaranteed (the “Guarantee” and, together with the Notes, the “Securities”) by NuStar Energy and NPOP (together, the “Guarantors”).

The Notes are being offered and sold in an underwritten public offering pursuant to an underwriting agreement, dated April 1, 2008 (the “Underwriting Agreement”), between NuStar Logistics, NuStar Energy, NPOP, Riverwalk Logistics, L.P., NuStar GP, LLC, NuStar GP, Inc. and NuStar Pipeline Company, LLC (collectively, the “NuStar Parties”) and the underwriters named therein.

The Securities are to be issued under the Indenture, dated as of July 15, 2002 (the “Base Indenture”), among NuStar Logistics, as issuer, NuStar Energy, as guarantor, and Wells Fargo Bank, National Association (as successor to The Bank of New York), as trustee, as supplemented by the Fourth Supplemental Indenture thereto (the “Supplemental Indenture” and, the Base Indenture, as supplemented by the Supplemental Indenture, being referred to herein as the “Indenture”), between NuStar Logistics, as issuer, NuStar Energy, as guarantor, NPOP, as affiliate guarantor, and Wells Fargo Bank, National Association, as successor trustee.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein (the “Base Prospectus”) and the documents incorporated by reference therein, (ii) the Prospectus Supplement, (iii) the organizational certificates and the

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NuStar Energy L.P.

April 4, 2008

limited partnership agreements of the NuStar Parties, (iv) the Base Indenture, (v) the Supplemental Indenture, in the form filed as an exhibit to the NuStar Energy Current Report on Form 8-K dated April 4, 2008, and (vi) the Underwriting Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us or originals and (iv) the conformity to the originals of all documents supplied to us as certified or photostatic or faxed copies. In conducting our examination, we have assumed that all parties to documents examined by us (other than the NuStar Parties) had the power, corporate, partnership, limited liability company or other, to enter into and perform their respective obligations under such documents and have also assumed the due authorization by all requisite action, corporate, partnership, limited liability company or other, and the due execution and delivery, by or on behalf of such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute valid and legally binding obligations of NuStar Logistics, enforceable against NuStar Logistics in accordance with their terms.

2. When the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, the Guarantees of the Notes included in the Indenture will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with the terms of the Indenture.

Our opinions in paragraphs 1 and 2 above may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally; and (ii) subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing. We express no opinion other than as to the federal laws of the United States of America, the laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act. We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of NuStar Energy, the incorporation by reference of this opinion in the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement and under the caption “Legal Matters” in the Base Prospectus, which form a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Act or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K. This opinion speaks as of its date, and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date.

Very truly yours,

/s/ Andrews Kurth LLP